Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR OF FISCAL 2006

Boulder, Colo., (August 7, 2006) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the fourth quarter and full year of fiscal 2006.

Array reported revenue of $10.1 million for the fourth quarter of fiscal 2006, compared to revenue of $12.0 million for the same period in fiscal 2005.  Investment in research and development for proprietary drug discovery was $9.2 million, a $2.6 million increase over the same quarter last year, due to additional preclinical and clinical development.  Array reported a net loss of $12.0 million, or ($0.31) per share, for the fourth quarter, compared to a net loss of $6.5 million, or ($0.17) per share, for the same quarter in fiscal 2005. The reported net loss for the current quarter includes a non-cash charge of $1.3 million, or ($0.03) per share, for share-based compensation expenses related to FASB Statement No. 123(R). Array ended the fourth quarter of fiscal 2006 with $70.1 million in cash, cash equivalents and marketable securities.

“We are delighted to have initiated a Phase 2 clinical trial with AstraZeneca on ARRY-142886, a MEK inhibitor for cancer, in malignant melanoma patients,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “Our recently announced sale-leaseback transaction will provide $32 million in additional funding to expand and advance our exciting clinical pipeline of cancer and inflammation drugs.”

Fourth Quarter and Subsequent Accomplishments:

Advancing Proprietary Research Programs

•                  ARRY-142886 (AZD6244), a novel MEK inhibitor, entered a randomized Phase 2 study initiated by AstraZeneca in malignant melanoma.  AstraZeneca expects to enroll up to 180 patients at approximately 40 centers worldwide. Additional Phase 2 studies, in a range of other tumors, are scheduled to start over the next two to three months.

•                  Completed enrollment of cancer patients in Array’s Phase 1b clinical trial of ARRY-142886.  We expect to present the results of this trial in the Fall of 2006.

•                  Continued enrolling cancer patients in a Phase 1 clinical trial for ARRY-334543, an oral, selective, reversible, small molecule tyrosine kinase inhibitor of both ErbB-2 (Her-2/neu) and EGFR.  We expect to present the results of this trial in the Fall of 2006.

•                  Continued a Phase 1 clinical trial in healthy volunteers for our lead MEK inhibitor for inflammatory disease, ARRY-438162.  ARRY-438162 was shown to be a potent, selective, well-tolerated MEK inhibitor and demonstrated efficacy in preclinical models of rheumatoid arthritis.  We expect to present the results of this trial in the Fall of 2006.

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•                  Completed regulated safety testing on Array’s lead orally active, small molecule p38 inhibitor and are preparing an IND application to be submitted this fall.  The candidate is well tolerated and has demonstrated efficacy in preclinical models of both cancer and human arthritis.

•                  Continued regulated safety assessment testing on Array’s lead small molecule Kinesin Spindle Protein (KSP) inhibitor and anticipate an IND filing in 2006.  The candidate has demonstrated efficacy in preclinical models of human cancer.

Growing Partnered Research

•                  Selected the third and final compound for the small molecule anti-cancer MEK program with AstraZeneca AB, triggering a $1 million milestone payment from AstraZeneca to Array.

•                  Achieved a research milestone in our collaboration with Genentech, Inc.  The milestone resulted from the nomination of a clinical candidate and its advancement into regulated safety assessment testing.  Array is entitled to additional milestone payments and potential royalties from Genentech based upon continued success of the program.

•                  Achieved two research milestones in our collaboration with Takeda.  The milestones resulted from advancing lead compounds into preclinical development.

Strengthening Financial Position

•                  Completed a series of agreements with our existing landlords for our Boulder and Longmont, Colorado facilities and with BioMed Realty Trust, Inc., under which we assigned options to purchase our facilities to BioMed.  BioMed will purchase the Boulder and Longmont facilities and then lease those facilities to Array through 2016.  The Boulder transaction was complete in July and the Longmont transaction is expected to close during the third quarter of calendar 2006.  Upon completing both transactions, Array will receive a total of approximately $32 million in net additional cash from the assignment of options.

Revenue for the fiscal year ended June 30, 2006, was $45.0 million, compared to revenue of $45.5 million for fiscal year 2005.  The net loss for the fiscal year ended June 30, 2006, was $39.6 million, or ($1.02) per share, compared to a net loss $23.2 million, or ($0.68) per share, reported in fiscal year 2005.  The reported net loss for the fiscal year ended June 30, 2006 includes a non-cash charge of $6.2 million, or ($0.16) per share, for share-based compensation expenses related to FASB Statement No. 123(R).

Array will hold a conference call on Tuesday, August 8, 2006, at 9:00 a.m. eastern time to discuss these results.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, August 8, 2006
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 474-8920
Toll:	(719) 457-2727
Pass Code:	4349418
Web Cast:	www.arraybiopharma.com

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A replay of the call will be available as a webcast on www.arraybiopharma.com and by phone for one week by dialing toll-free (888) 203-1112 or (719) 457-0820.  The access code is 4349418.

About Array BioPharma:

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat life threatening and debilitating diseases.  Our proprietary drug development pipeline is focused on the treatment of cancer and inflammatory disease and includes clinical candidates that are designed to regulate therapeutically important targets.  In addition, leading pharmaceutical and biotechnology companies collaborate with Array to discover and develop drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2005, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of August 7, 2006. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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Array BioPharma Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Fiscal Years Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue:
Collaboration revenue	$9,527	$8,531	$37,738	$34,343
License and milestone revenue	598	3,513	7,265	11,162
Total revenue	10,125	12,044	45,003	45,505

Operating expenses *
Cost of revenue (1)	9,647	10,218	39,611	38,048
Research and development for proprietary drug discovery (2)	9,231	6,601	33,382	22,871
Selling, general and administrative expenses (3)	3,841	2,380	13,789	9,372
Total operating expenses	22,719	19,199	86,782	70,291

Loss from operations	(12,594)	(7,155)	(41,779)	(24,786)

Interest expense	(209)	—	(670)	—
Interest income	760	638	2,835	1,542
Net loss	$(12,043)	$(6,517)	$(39,614)	$(23,244)

Basic and diluted net loss per share	$(0.31)	$(0.17)	$(1.02)	$(0.68)
Number of shares used to compute per share data	39,073	38,390	38,759	34,043

*Includes stock-based compensation expense
(1) Cost of revenue	$462	$—	$2,089	$113
(2) Research and development for proprietary drug discovery	321	—	1,341	—
(3) Selling, general and administrative expenses	517	—	2,727	38
Total	$1,300	$—	$6,157	$151

Summary Balance Sheet Data

(in thousands)

	June 30,	June 30,
	2006	2005
Cash, cash equivalents and marketable securities	$70,100	$92,706
Property, plant and equipment, gross	66,139	61,517
Working capital	56,008	80,435
Total assets	102,173	127,952
Long-term debt	14,150	10,000
Stockholders’ equity	68,641	99,415

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